Exhibit 99.1

Signature Group Holdings, Inc. Reports Second Quarter 2013 Results

$1.8 Million Operating Profit from Continuing Operations

Substantial Increase in Cash from Sale of Loans

Higher Profit Margin at Industrial Supply

SHERMAN OAKS, California, August 1, 2013 – Signature Group Holdings, Inc. (OTCQX: SGGH) today announced financial results for its second quarter ended June 30, 2013.

The Company’s net loss for the second quarter of 2013 was $1.9 million, or $0.02 per share, an improvement to the net loss of $3.9 million, or $0.04 per share, reported for the second quarter of 2012. The 2013 second quarter results include a $5.0 million, or $0.04 per share, gain on sale of residential loans as compared to no gain in the second quarter of 2012. The second quarter results also included a $3.7 million, or $0.03 per share, noncash charge related to the Company’s common stock warrant liability while the 2012 second quarter results included a $0.6 million, or $0.01 per share, noncash charge. The Company also incurred $1.8 million of expenses related to the contested proxy and associated settlements in the second quarter of 2013 compared to $0.7 million of contested proxy and related expenses in the second quarter of 2012.

“I am satisfied with the progress the Company is making to execute on its growth plan and would like to thank the shareholders for their overwhelming support of that plan by approving the increase of our authorized share count,” stated Craig T. Bouchard, Chairman and CEO of Signature. “During the quarter, we reduced headcount and operating expenses at the holding company, divested the remaining legacy residential mortgage assets and increased our cash position. Our focus now turns to completing an accretive acquisition. We are seeing an abundance of excellent opportunities.”

Quarterly Results

Operating revenues from continuing operations were $14.9 million in the second quarter of 2013 compared to $9.3 million in the second quarter of 2012. The increase is primarily related to the $5.0 million gain recognized on the sale of the residential loan portfolio. Adjusting for the one-time gain, operating revenues increased 6.5 percent year over year, which was primarily driven by an increase in net sales at Industrial Supply.

Operating costs increased $0.9 million year over year, primarily from an increase in selling, general and administrative expenses attributable to contested proxy-related expenses, partially offset by a reduction in litigation expenses.

Operating profit in the second quarter of 2013 was $1.8 million, compared to a $2.9 million operating loss in the second quarter of 2012. Adjusting for the one-time gain on sale of loans, as well as the contested proxy and related expenses in both quarters, the operating loss in the second quarter of 2013 would have been $1.5 million; a $0.6 million improvement to what would have been a $2.1 million operating loss in the second quarter of 2012.

EBITDA and Adjusted EBITDA from continuing operations were $(0.4) million and $0.6 million, respectively, for the second quarter of 2013, compared to $(1.5) million and $(0.1) million, respectively, for the second quarter of 2012. The $0.7 million improvement in Adjusted EBITDA was primarily driven by operating cost reductions in the corporate office and the increase in net earnings from Industrial Supply. (See Non-GAAP Financial Measures below for more information about EBITDA and Adjusted EBITDA, and a reconciliation to the most comparable GAAP financial measures.)

At June 30, 2013, the Company had $76.2 million in cash and cash equivalents, $84.3 million of working capital and $49.5 million in total debt.

Key Segment Developments

•

Industrial Supply – Net earnings increased 38.3 percent on a 4.3 percent increase in net sales over the comparable period in 2012. Inventory continued to increase during the quarter in preparation for the summer sales season, to support the ongoing expansion of the warehouse network and as part of a strategic effort to protect margins through opportunistic purchases. With the opening of the Charlotte, North Carolina facility on July 1, the Company achieved its original goal of opening two new locations in 2013 and now expects to open two additional locations in the coming twelve months.

•

Signature Special Situations – As a result of the loan sales during the quarter, operating results were very strong, but this segment’s asset base is now at a size that is not expected to generate material earnings in the next several quarters.

•	Corporate and Other and Discontinued Operations – During the quarter, staff was reduced by six full time employees.

Mr. Bouchard added, “We are excited about Industrial Supply’s continued organic growth and future prospects to increase market share throughout North America. The recent sale of our residential loan portfolio has provided further capital flexibility as we pursue strategic and targeted acquisition opportunities.”

About Signature Group Holdings, Inc.

Signature is a diversified enterprise with current principal activities in industrial supply and special situations finance. Signature has significant capital resources and is actively seeking additional acquisitions as well as growth opportunities for its existing businesses. Signature has federal net operating loss tax carryforwards of approximately $886.9 million. For more information about Signature, please visit its corporate website at www.signaturegroupholdings.com.

Cautionary Statement Regarding Forward-Looking Statements

This earnings release contains forward-looking statements that are based on current expectations, estimates, and projections about our business and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to publicly revise or update any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s expansion and business strategies and anticipated growth opportunities, as well as future performance, growth, operating results, financial condition and prospects. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to the demand for Industrial Supply’s products; the Company’s ability to successfully identify, consummate and integrate the acquisitions of other businesses; the Company’s ability to open warehouses in additional geographic regions; changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

Contact

Signature Group Holdings, Inc.

Jeff Crusinberry, SVP and Treasurer

(805) 435-1255

invrel@signaturegroupholdings.com

(Tables follow)

* * *

Signature Group Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,
(Dollars in thousands, except per share amounts)	2013	2012
Operating revenues:
Industrial Supply	$9,452	$9,062
Signature Special Situations	5,414	278
Corporate and Other	—	—

Total operating revenues	14,866	9,340

Operating costs:
Cost of goods sold	5,916	5,637
Selling, general and administrative	5,781	4,931
Interest expense	1,016	1,059
Amortization of intangibles	397	586

Total operating costs	13,110	12,213

Operating profit (loss)	1,756	(2,873)

Other income (expense):
Change in fair value of common stock warrant liability	(3,700)	(600)
Gain on extinguishment of long-term debt	—	396
Other	86	(42)

Total other income (expense)	(3,614)	(246)

Loss from continuing operations before income taxes	(1,858)	(3,119)
Income tax expense	15	36

Loss from continuing operations	(1,873)	(3,155)
Loss from discontinued operations, net of income taxes	(51)	(735)

Net loss	(1,924)	(3,890)
Loss attributable to noncontrolling interest	—	—

Net loss attributable to Signature Group Holdings, Inc.	$(1,924)	$(3,890)

LOSS PER SHARE:
Basic and diluted:
Loss from continuing operations	$(0.02)	$(0.03)
Loss from discontinued operations, net of income taxes	—	(0.01)

Net loss attributable to Signature Group Holdings, Inc.	$(0.02)	$(0.04)

Signature Group Holdings, Inc.

Consolidated Balance Sheets

(Dollars in thousands)	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$76,190	$53,699
Investment securities, available for sale	—	3,060
Trade accounts receivable, net	4,904	3,607
Inventory	11,197	10,247
Loans receivable, net due within one year	1,733	620
Other current assets	445	1,266
Current assets of discontinued operations	2,750	3,614

Total current assets	97,219	76,113
Loans receivable, net	2,002	23,752
Intangible assets, net	3,519	4,329
Goodwill	17,780	17,780
Other noncurrent assets	3,234	3,087
Noncurrent assets of discontinued operations	617	650

TOTAL ASSETS	$124,371	$125,711

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade payables	$2,419	$2,222
Lines of credit	4,250	1,000
Contingent consideration	—	4,000
Long-term debt due within one year	2,950	3,490
Other current liabilities	1,213	1,009
Current liabilities of discontinued operations	2,096	2,292

Total current liabilities	12,928	14,013
Long-term debt	42,346	43,562
Common stock warrant liability	7,500	2,350
Other noncurrent liabilities	299	60
Noncurrent liabilities of discontinued operations	7,000	7,500

TOTAL LIABILITIES	70,073	67,485

TOTAL SHAREHOLDERS’ EQUITY	54,298	58,226

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$124,371	$125,711

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts or is subject to adjustments that have the effect of excluding amounts that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the balance sheets, statements of operations, or statements of cash flows; or includes amounts or is subject to adjustments that have the effect of including amounts that are excluded from the most directly comparable measures so calculated and presented. EBITDA and Adjusted EBITDA are not measures computed in accordance with GAAP. EBITDA and Adjusted EBITDA are presented and discussed in the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations in its filings with the Securities and Exchange Commission, because management believes they enhance the understanding of the Company’s financial performance by investors and lenders. As a complement to financial measures provided in accordance with GAAP, management believes that EBITDA and Adjusted EBITDA assist investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. Because EBITDA and Adjusted EBITDA are not measures computed in accordance with GAAP, they are not intended to be presented herein as a substitute for net earnings (loss) as an indicator of operating performance. EBITDA and Adjusted EBITDA are primarily performance measurements used by senior management and the Board of Directors to evaluate certain operating results.

EBITDA and Adjusted EBITDA, are calculated as earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, which is then adjusted to remove or add back certain items, or Adjusted EBITDA. These items are identified below in the reconciliation of net earnings (loss) to EBITDA and Adjusted EBITDA from continuing operations. Net earnings (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA.

The Company’s calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies for non-GAAP measures having the same or similar names; therefore, the Company’s calculations may not be comparable to those of other companies.

The following table presents a reconciliation of net loss to EBITDA and Adjusted EBITDA from continuing operations for the three months ended June 30, 2013 and 2012:

	Three Months Ended June 30,
(Dollars in thousands)	2013	2012
Loss from continuing operations	$(1,873)	$(3,155)
Plus:
Interest	1,016	1,059
Taxes	15	36
Depreciation	25	17
Amortization of intangibles	397	586

EBITDA from continuing operations	(420)	(1,457)

Adjustments:
Change in fair value of common stock warrant liability	3,700	600
Change in fair value of contingent consideration	—	75
Gain on loans held for sale	(5,026)	—
Share-based compensation	574	396
Accretion of discounts	(57)	(59)
Gain on extinguishment of long-term debt	—	(396)
Amortization of other capitalized costs	18	13
Contested proxy and related expenses and settlements	1,791	740

Total adjustments	1,000	1,369

Adjusted EBITDA from continuing operations	$580	$(88)